Filed Pursuant to Rule 433

Registration No. 333-215833

October 3, 2018

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated October 3, 2018

(the “Preliminary Prospectus Supplement”))

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	CenterPoint Energy, Inc. (the “Issuer”)

Securities:

3.60% Senior Notes due 2021 (the “2021 Notes”)

3.85% Senior Notes due 2024 (the “2024 Notes”)

4.25% Senior Notes due 2028 (the “2028 Notes”)

The 2021 Notes, the 2024 Notes and the 2028 Notes are together referred to as the “Notes.”

Anticipated Ratings*:	Baa1 (negative outlook) /BBB+ (negative watch) /BBB (stable) (Moody’s / S&P / Fitch)

Size:	2021 Notes: $500,000,000 2024 Notes: $500,000,000 2028 Notes: $500,000,000

Maturity Date:	2021 Notes: November 1, 2021 2024 Notes: February 1, 2024 2028 Notes: November 1, 2028

Interest Payment Dates:	For the 2021 Notes and 2028 Notes, May 1 and November 1 of each year, commencing May 1, 2019 For the 2024 Notes, February 1 and August 1 of each year, commencing February 1, 2019

Coupon:	2021 Notes: 3.60% 2024 Notes: 3.85% 2028 Notes: 4.25%

Price to Public:	2021 Notes: 99.971% 2024 Notes: 99.928% 2028 Notes: 99.599%

Benchmark Treasury:	2021 Notes: 2.750% due September 15, 2021 2024 Notes: 2.875% due September 30, 2023 2028 Notes: 2.875% due August 15, 2028

Benchmark Treasury Yield:	2021 Notes: 2.939% 2024 Notes: 3.016% 2028 Notes: 3.149%

Spread to Benchmark Treasury:	2021 Notes: +67 basis points 2024 Notes: +85 basis points 2028 Notes: +115 basis points

Re-offer Yield:	2021 Notes: 3.609% 2024 Notes: 3.866% 2028 Notes: 4.299%

Optional Redemption:

Make-Whole Call:	2021 Notes: T+12.5 basis points 2024 Notes: Prior to January 1, 2024 at T+15 basis points 2028 Notes: Prior to August 1, 2028 at T+20 basis points

Par Call:	2021 Notes: None 2024 Notes: On or after January 1, 2024 at 100% 2028 Notes: On or after August 1, 2028 at 100%

Special Mandatory Redemption:	Upon the first to occur of either (i) 5:00 p.m. (New York City time) on October 31, 2019, if the Vectren Merger is not consummated on or prior to such time on such date, or (ii) the date on which the Merger Agreement is terminated, the Issuer will be required to redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

Special Optional Redemption:	The Issuer will have the right to redeem the Notes, at its option, in whole but not in part, at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if the Issuer determines, in its reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019.

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	2021 Notes: 15189T AT4 /US15189TAT43 2024 Notes: 15189T AU1/US15189TAU16 2028 Notes: 15189T AV9/US15189TAV98

Trade Date:	October 3, 2018

Expected Settlement Date:	October 5, 2018 (T+2)

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

PNC Capital Markets LLC

Regions Securities LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc.

Co-Managers:	Guggenheim Securities, LLC Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Mizuho Securities USA LLC toll-free at 1-866-271-7403, MUFG Securities Americas Inc. toll-free at 1-877-649-6848 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.